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                                                     --------------------------
                                                            OMB APPROVAL
                                                            ------------
                                                     OMB NUMBER:      3235-0145
                                                     EXPIRES: DECEMBER 31, 1997
                                                     ESTIMATED AVERAGE BURDEN
                                                     HOURS PER RESPONSE...14.90
                                                     --------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                              Old Guard Group, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    679783100
                        -------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement 9. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



               CONFORMED COPY TO FILING MADE ON NOVEMBER 22, 1999






SEC 1745 (2-95)

----------------------------                         --------------------------
CUSIP NO. 679783100                   13G            PAGE ______ OF _____ PAGES
----------------------------                         --------------------------

-------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                PETER B. CANNELL & CO., INC.
                13-3346990
-------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]

-------------------------------------------------------------------------------
3           SEC USE ONLY


-------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION


                DELAWARE

-------------------------------------------------------------------------------
                   5         SOLE VOTING POWER

   NUMBER OF                 82,000
    SHARES      ---------------------------------------------------------------
 BENEFICIALLY      6         SHARED VOTING POWER
   OWNED BY
     EACH
  REPORTING     ---------------------------------------------------------------
 PERSON WITH       7         SOLE DISPOSITIVE POWER

                             82,000
                ---------------------------------------------------------------
                   8         SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            82,000 WHICH CONSISTS SOLELY OF COMMON STOCK
-------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

-------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            2.02%
-------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

              1A
-------------------------------------------------------------------------------





                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).        Name of Issuer:

                                    Old Guard Group, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                                    P.O. Box 3010
                                    Lancaster, PA  17604-3010

Item 2(a).        Name of Person Filing:

                                    Peter B. Cannell & Co., Inc.

Item 2(b).        Address of Principal Business Office:

                     645 Madison Avenue, New York, NY 10022

Item 2(c).        Citizenship:

                                    Delaware Corporation

Item 2(d).        Title of Class of Securities:

                                    Common Stock

Item 2(e).        CUSIP No.  679783100

Item 3.           Person filing statement is:

         (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4.           Ownership: N/A

Item 5.           Ownership of Five Percent or less: Yes

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item 6.           Ownership of More than Five Percent:  N/A

Item 7.           Identification and Classification of the Subsidiary:  N/A.

Item 8.           Identification and Classification of Members of Group:  N/A.

Item 9.           Notice of Dissolution:   N/A.

Item 10.          Certification.


   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             November 22, 1999
                                             ------------------------------
                                                  (Date)


                                             Patricia Kogan
                                             ------------------------------
                                                  (Signature)


                                             Patricia Kogan, Vice President
                                             ------------------------------
                                                  (Name/Title)